Exhibit 99.1

    Gibraltar's First-Quarter Earnings up 20% on 11% Sales Growth;
        Second-Quarter Acquisitions of Construction Metals and
            Air Vent Will Add $100 Million in Annual Sales


    BUFFALO, N.Y.--(BUSINESS WIRE)--May 5, 2003--Gibraltar (Nasdaq:
ROCK) today reported strong gains in both sales and earnings for the quarter ended March 31, 2003.
    As it had previously indicated on April 14, Gibraltar reported first-quarter 2003 sales of approximately $161 million, an increase of approximately 11 percent compared to $145 million in the first quarter of 2002. Its first-quarter net income was $4.9 million, an increase of approximately 20 percent compared to $4.1 million in the first quarter of 2002.
    Gibraltar also reported first-quarter earnings per share (EPS) of $.30, the same EPS it reported in the first quarter of 2002. There were approximately 20 percent more weighted average shares outstanding in the first quarter of 2003 as a result of Gibraltar's successful completion of its secondary stock offering of 3,150,000 shares in March of 2002.
    "We had strong first-quarter sales and earnings growth, and we are still well positioned to generate improved sales and earnings during 2003, in spite of a sharp slowdown in the economy during the first quarter, caused by concerns over the war in Iraq and delays to the start of the construction and remodeling season from bad weather," said Brian J. Lipke, Gibraltar's Chairman and Chief Executive Officer.
    "We continued to build on that momentum with the immediately accretive second-quarter acquisitions of Construction Metals and Air Vent, which added approximately $100 million in new revenues, and provides us with numerous opportunities to continue our strategic growth, as we strengthen our leadership position in key product categories and geographic markets, expand and integrate our product lines, form new customer relationships and strengthen existing ones, and create additional opportunities to generate operational synergies," said Mr. Lipke.
    On April 1, Gibraltar acquired Construction Metals, Inc., an Ontario, California-based, privately held manufacturer of a wide array of building and construction products, which are distributed from ten facilities to retail and wholesale customers throughout the western United States. On May 1, the Company announced that it had acquired Air Vent Inc., a Dallas, Texas-based subsidiary of CertainTeed Corporation, making Gibraltar North America's largest manufacturer of ventilation products and accessories.
    "The acquisitions of Construction Metals and Air Vent continue to move a larger share of Gibraltar's business into higher value-added products, processes, and services, like building products and heat treating. We now have annualized building products sales of approximately $400 million, and annual heat-treating sales approaching $100 million," said Mr. Lipke.
    "As we move into the seasonally strongest periods for our building products business (the second and third quarters), and we begin to benefit from the acquisitions of Construction Metals and Air Vent, we expect our sales and earnings to strengthen in the second quarter. Barring a significant change in business conditions, we expect our second-quarter earnings per share will be in the range of $.50 to $.55, compared to $.49 in the second quarter of 2002, on approximately the same number of weighted average shares outstanding," said Mr. Lipke.
    "Looking ahead to the rest of 2003, we will continue to benefit from our strategic diversification. By broadening our customer base and business mix, expanding the steel-consuming markets we are serving, and extending our reach into many of North America's fastest-growing markets, Gibraltar has consistently demonstrated that it can achieve profitable growth even in a weak economy," said Mr. Lipke.
    Gibraltar is one of North America's leading metal processors, a manufacturer of more than 5,000 steel and other metal products, and North America's second-largest commercial heat treater. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, and Mexico. It has approximately 3,800 employees and operates 68 facilities in 26 states, Canada, and Mexico.

    Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of changing steel prices on the Company's results of operations; changing demand for the Company's products; risks associated with the integration of acquisitions; and changes in interest or tax rates.

    Gibraltar will review its first-quarter results and discuss 2003 during its quarterly conference call on May 6, at 2 p.m. Eastern Time. Details on the conference call can be found on the Gibraltar Web site, at www.gibraltar1.com.

    Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.


                     GIBRALTAR STEEL CORPORATION
                         Financial Highlights
                (in thousands, except per share data)


                                               Three Months Ended
                                         March 31, 2003 March 31, 2002
                                         -------------- --------------

Net Sales                               $      161,532 $      144,713
Net Income                              $        4,904 $        4,078
Net Income Per Share-Basic              $          .31            .31
Weighted Average Shares Outstanding-
 Basic                                          15,988 $       13,272
Net Income Per Share-Diluted            $          .30 $          .30
Weighted Average Shares Outstanding-
 Diluted                                        16,151         13,444



                      GIBRALTAR STEEL CORPORATION

                 CONDENSED CONSOLIDATED BALANCE SHEET
                            (in thousands)

                                             March 31,   December 31,
                                               2003          2002
                                           ------------  ------------
                                            (unaudited)    (audited)
Assets
------
Current assets:
       Cash and cash equivalents           $      4,617  $      3,662
       Accounts receivable                       97,620        87,772
       Inventories                              113,465       106,155
       Other current assets                       7,943         5,405
                                           ------------  ------------
             Total current assets               223,645       202,994

Property, plant and equipment, net              231,666       231,526
Goodwill                                        133,452       133,452
Other assets                                      8,469         8,596
                                           ------------  ------------
                                           $    597,232  $    576,568
                                           ============  ============

Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
       Accounts payable                    $     45,170  $     42,074
       Accrued expenses                          16,946        22,050
       Current maturities of long-term debt         625           624
                                           ------------  ------------
             Total current liabilities           62,741        64,748

Long-term debt                                  182,572       166,308
Deferred income taxes                            45,691        44,656
Other non-current liabilities                     7,645         7,739
Shareholders' equity:
     Preferred shares                                 -             -
     Common shares                                  160           160
     Additional paid-in capital                 125,084       124,825
     Retained earnings                          176,411       172,147
     Accumulated comprehensive loss              (2,414)       (2,560)
     Unearned compensation                       (1,008)       (1,086)
     Currency translation adjustment                350          (369)
                                           ------------  ------------
             Total shareholders' equity         298,583       293,117
                                           ------------  ------------
                                           $    597,232  $    576,568
                                           ============  ============





                      GIBRALTAR STEEL CORPORATION

              CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 (in thousands, except per share data)

                                               Three Months Ended
                                                    March 31,
                                               2003          2002
                                           ------------  ------------
                                           (unaudited)   (unaudited)

Net sales                                  $    161,532  $    144,713

Cost of sales                                   132,386       117,499
                                           ------------  ------------

         Gross profit                            29,146        27,214

Selling, general and administrative expense      18,433        17,597
                                           ------------  ------------

         Income from operations                  10,713         9,617

Interest expense                                  2,540         2,763
                                           ------------  ------------

         Income before taxes                      8,173         6,854

Provision for income taxes                        3,269         2,776
                                           ------------  ------------

         Net income                        $      4,904  $      4,078
                                           ============  ============

Net income per share - Basic               $        .31  $        .31
                                           ============  ============


Weighted average shares outstanding
 - Basic                                         15,988        13,272
                                           ============  ============


Net income per share - Diluted             $        .30  $        .30
                                           ============  ============


Weighted average shares outstanding
 - Diluted                                       16,151        13,444
                                           ============  ============









                      GIBRALTAR STEEL CORPORATION

             CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                            (in thousands)

                                                Three Months Ended
                                                    March 31,
                                               2003          2002
                                           ------------  ------------
                                           (unaudited)   (unaudited)

Cash flows from operating activities
------------------------------------
Net income                                 $      4,904  $      4,078
Adjustments to reconcile net income to net
 cash used in operating activities:
Depreciation and amortization                     5,295         5,009
Provision for deferred income taxes                 773           880
Undistributed equity investment income              (50)          191
Other noncash adjustments                           167            28
Increase (decrease) in cash resulting from
 changes in:
     Accounts receivable                         (9,722)      (14,262)
     Inventories                                 (7,310)       (1,309)
     Other current assets                        (2,503)       (1,810)
     Accounts payable and accrued expenses       (1,904)        5,822
     Other assets                                    39          (159)
                                           ------------  ------------

       Net cash used in operating
        activities                              (10,311)       (1,532)
                                           ------------  ------------

Cash flows from investing activities
------------------------------------
Purchases of property, plant and equipment       (4,843)       (2,387)
Net proceeds from sale of property and
 equipment                                          225           137
                                           ------------  ------------

     Net cash used in investing activities       (4,618)       (2,250)
                                           ------------  ------------

Cash flows from financing activities
------------------------------------
Long-term debt reduction                         (2,047)      (58,511)
Proceeds from long-term debt                     18,312         6,586
Payment of dividends                               (640)         (442)
Net proceeds from issuance of common stock          259        50,853
                                           ------------  ------------

     Net cash provided by (used in)
      financing activities                       15,884        (1,514)
                                           ------------  ------------

     Net increase (decrease) in cash and
      cash equivalents                              955        (5,296)

Cash and cash equivalents at beginning of
 year                                             3,662         8,150
                                           ------------  ------------

Cash and cash equivalents at end of period $      4,617  $      2,854
                                           ============  ============



                      GIBRALTAR STEEL CORPORATION
                          Segment Information
                            (in thousands)

                                Three Months Ended March 31,
                                ----------------------------
                                                 Increase (Decrease)
                         2003        2002           $          %
                      ----------- ----------- ------------------------
                      (unaudited) (unaudited)

Net Sales
     Processed steel  $    71,203 $    63,012 $      8,191      13.0%
     Building products     68,295      63,220        5,075       8.0%
     Heat treating         22,034      18,481        3,553      19.2%

Total Sales               161,532     144,713       16,819      11.6%


Income from Operations
     Processed steel  $     8,353 $     7,468 $        885      11.9%
     Building products      2,530       2,495           35       1.4%
     Heat treating          2,963       2,617          346      13.2%
     Corporate             (3,133)     (2,963)        (170)     (5.7)%

Total Operating Income     10,713       9,617        1,096      11.4%


Operating Margin
     Processed steel         11.7%       11.9%
     Building products        3.7%        3.9%
     Heat treating           13.4%       14.2%



    CONTACT: Gibraltar
             Kenneth P. Houseknecht, 716/826-6500
             khouseknecht@gibraltar1.com